Exhibit 4.2

INLAND REAL ESTATE INCOME TRUST, INC.

SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Program (this “Repurchase Program”) to permit and authorize the Company to repurchase shares of its common stock, par value $0.001 per share (the “Shares”), subject to the terms, conditions and limitations set forth herein.  The terms on which the Company may repurchase Shares may differ between repurchases upon the death or “Qualifying Disability” (as hereinafter defined) of a beneficial owner of Shares (“Exceptional Repurchases”) and all other repurchases (“Ordinary Repurchases”).

The effective date of this Repurchase Program is [                        ], 2012.

1.                                       Repurchase Price.

(a)                                  In the case of Ordinary Repurchases, the Company is authorized to repurchase Shares from its stockholders at the following prices per Share:

(i)                                     if the Shares have been beneficially owned by the requesting stockholder continuously for at least one (1) year, but less than two (2) years, the repurchase price per Share shall be equal to 92.5% of the Share Price (as defined below);

(ii)                                  if the Shares have been beneficially owned by the requesting stockholder continuously for at least two (2) years, but less than three (3) years, the repurchase price per Share shall be equal to 95.0% of the Share Price;

(iii)                               if the Shares have been beneficially owned by the requesting stockholder continuously for at least three (3) years, but less than four (4) years, the repurchase price per Share shall be equal to 97.5% of the Share Price; or

(iv)                              if the Shares have been beneficially owned by the requesting stockholder continuously for at least four (4) years, the repurchase price per Share shall be equal to 100.0% of the Share Price.

(b)                                 In the case of Exceptional Repurchases, the Company is authorized to repurchase Shares from Requesting Parties (as hereinafter defined) at a repurchase price per Share equal to 100.0% of the Share Price.

(c)                                  As used herein “Share Price” shall have the following meaning:

(i)                                     prior to the date that the Company first discloses an estimated value per Share that is not based solely on the offering price of the Shares in the Company’s initial “best efforts” offering (the “Valuation Date”), the Share Price shall be equal to the offering price of the Shares in the Company’s initial “best efforts” offering (the “Offering Price”); provided, however, that if the Company has sold properties or other assets and has made one or more special distributions to stockholders, designated as such by the Board, of all or a portion of the net proceeds from the sales, the Share Price prior to the Valuation Date shall be equal to the Offering Price less the amount of net sale proceeds per Share that constitute a return of capital distributed to stockholders as a result of the sales; provided, further, that in the event that the requesting stockholder purchased his, her or its Shares from the Company at a price that was less than the Offering Price, including at a discounted price through the DRP, as defined below (the “Reduced Shares”), the Share Price applicable to the Reduced Shares prior to the Valuation Date shall be equal to the per Share price paid by that stockholder for the Reduced Shares requested to be repurchased, further reduced, if applicable, as set forth in the preceding proviso; and

(ii)                                  after the Valuation Date, the Share Price shall be equal to the lesser of: (A) the Share Price determined in paragraph (c)(i) above; or (B) the most recently disclosed estimated value per Share, as determined by the Board, the Company’s business manager or another firm that the Company has chosen for that purpose.

2.                                       Terms for Ordinary Repurchases.

(a)                                  General. The Company may repurchase Shares, including fractional Shares, as Ordinary Repurchases only if the stockholder requesting repurchase: (i) has beneficially owned the Shares continuously for at least one (1) year (the “Holding Period”); and (ii) acquired his or her Shares directly from the Company or received the Shares through a non-cash transaction.  A stockholder may elect to participate in the Repurchase Program with respect to all or a designated portion of that stockholder’s Shares.  In the event that a stockholder is requesting the repurchase of all of his, her or its Shares, the Company may waive the Holding Period for Shares purchased under the Company’s Distribution Reinvestment Plan, as may be amended from time to time (the “DRP”).

(b)                                 Funding.  In the case of Ordinary Repurchases, the Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program in a particular calendar month, to use solely the proceeds from the DRP during that particular month (the “Ordinary Funds”).  Notwithstanding anything to the contrary herein, if, during any calendar month, the aggregate amount of Ordinary Funds exceeds the aggregate amount needed to repurchase all Shares for which Ordinary Repurchase Requests have been received by the Company, the Company may, but shall not be obligated to, carry over the excess amount of Ordinary Funds to a subsequent calendar month(s) for use in addition to the amount of Ordinary Funds otherwise available for Ordinary Repurchases during that subsequent calendar month(s).

(c)                                  Repurchase Limitations.  Notwithstanding anything to the contrary herein, and excluding any Shares repurchased as Exceptional Repurchases, the Company may not at any time repurchase a number of Shares that exceeds five percent (5.0%) of the number of Shares outstanding on December 31 of the previous calendar year (the “5% Limit”).  Further, in any given calendar month, funds used for the purpose of Ordinary Repurchases may not exceed the Ordinary Funds, including any excess amount carried over pursuant to Section 2(b) above (the “Funding Limit” and, together with the 5% Limit, the “Repurchase Limitations”).

(d)                                 Pro Rata Repurchase.  The Company cannot guarantee that it will be able to repurchase all Shares for which Ordinary Repurchase requests are received.  In any calendar month, if the Company determines not to repurchase all Shares presented for repurchase during that month, including as a result of the Company having satisfied the Repurchase Limitations, the Company shall, to the extent it decides to make Ordinary Repurchases, repurchase Shares on a pro rata basis up to, but not in excess of, the Repurchase Limitations.  Any stockholder whose Ordinary Repurchase request has been partially accepted by the Company in a particular calendar month shall have the remainder of his, her or its request included with all new Ordinary Repurchase requests received by the Company in the immediately following calendar month.  In the event a stockholder wishes to withdraw his, her or its repurchase request in the following calendar month, he, she or it may provide the Company with a written request of withdrawal pursuant to Section 4(c).

3.                                       Terms for Exceptional Repurchases.

(a)                                  Exceptional Repurchase Upon Death. The Company may repurchase Shares, including fractional Shares, as Exceptional Repurchases upon the death of a beneficial owner of Shares (an “Owner”), provided that the Owner: (i) was a natural person, including Shares held by the Owner through a trust, or an IRA or other retirement or profit-sharing plan; and (ii) acquired his or her Shares directly from the Company or received the Shares through a non-cash transaction.  The Company must receive a written request for an Exceptional Repurchase upon death pursuant to Section 4(a) from: (A) the estate of the Owner; (B) the recipient of the Shares through bequest or inheritance, even where the recipient subsequently registered the Shares in his or her own name; or (C) in the case of the death of an Owner who purchased Shares and held those Shares through a trust, the beneficiary of the trust, even where the beneficiary subsequently registered the Shares in his or her own name, or, with respect to a revocable grantor trust, the trustee of that trust.  The Company must, however, receive the written request within one year after the death of the Owner.  Any request not received within the one-year period will not be eligible to be treated as an Exceptional Repurchase, but instead will be treated as an Ordinary Repurchase.  If persons are joint registered holders of Shares, the request to repurchase the Shares may be made if either of the registered holders dies.  If the Owner was not a natural person, such as a partnership, corporation or other similar entity, the right to an Exceptional Repurchase upon death does not apply.

(b)                                 Exceptional Repurchase Upon Qualifying Disability.  The Company may repurchase Shares, including fractional Shares, as Exceptional Repurchases upon the Qualifying Disability of a stockholder, provided that the stockholder: (i) is a natural person, including Shares held by the stockholder through a trust, or an IRA or other retirement or profit-sharing plan; and (ii) acquired his or her Shares directly from the Company or received the Shares through a non-cash transaction.  The Company must receive a written request for an Exceptional Repurchase upon Qualifying Disability within one year after the determination of disability.  Any request not received within the one-year period will not be eligible to be treated as an Exceptional Repurchase, but instead will be treated as an Ordinary Repurchase.  If persons are joint registered holders of Shares, the request to repurchase the Shares may be made if either of the registered holders has a Qualifying Disability.  If the stockholder is not a natural person, such as a partnership, corporation or other similar entity, the right to an Exceptional Repurchase upon Qualifying Disability does not apply.

(c)                                  Definitions.

(i)                                     As used herein, “Qualifying Disability” shall have the following meaning: the receipt by the stockholder of disability benefits from an Applicable Governmental Agency following a determination of the stockholder’s disability, arising after the date that the stockholder acquired the shares to be repurchased, made by the Applicable Governmental Agency.  Any determination of disability made by, or any receipt of disability benefits from, a governmental agency other than an Applicable Governmental Agency shall not constitute a Qualifying Disability.

(ii)                                  As used herein, “Applicable Governmental Agency” shall have the following meaning:

(A)                              in the case of a stockholder who paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration;

(B)                                in the case of a stockholder who did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but who could be eligible to receive disability benefits under the Civil Service Retirement System (the “CSRS”), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the U.S. Office of Personnel Management; or

(C)                                in the case of a stockholder who did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, the Department of Veterans Affairs or the agency charged with the responsibility for administering military benefits at that time if other than the Department of Veterans Affairs.

(d)                                 Funding.  In the case of Exceptional Repurchases, the Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program, to use any funds that the Board in its sole discretion may designate for this purpose.

(e)                                  No Repurchase Limitations.  The 5% Limit will not apply to Exceptional Repurchases.

4.                                       General Terms of Repurchase.

(a)                                  Repurchase Requests.  A stockholder, or, in the case of an Exceptional Repurchase upon the death of an Owner, any person described in Sections 3(a)(i), (ii) or (iii) (each, a “Requesting Party”), may request that the Company repurchase Shares by submitting a repurchase request, in the form provided by the Company, to the Company’s transfer agent, DST Systems, Inc., or any successor entity (“DST”), at the address provided on the form.

The repurchase request must state the name of the person or entity who beneficially owns, or owned, the Shares and the number of Shares requested to be repurchased.  In the case of a request for an Exceptional Repurchase upon the death of an Owner, the Requesting Party also must include, with the repurchase request, evidence of the death of the Owner (which includes the date of death). In the case of a request for an Exceptional Repurchase upon a Qualifying Disability, the Requesting Party must also include, with the repurchase request: (i) the stockholder’s initial application for disability benefits; and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of Disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by an Applicable Governmental Agency that would demonstrate an award of the disability benefit.

To be effective in a particular calendar month, DST must receive a repurchase request at least five (5) days prior to the Repurchase Date (as defined herein).  No repurchase request shall be given preference over any other repurchase request.

(b)                                 No Encumbrances.  All Shares requested to be repurchased under this Repurchase Program must (i) be, or in the case of an Exceptional Repurchase upon the death of an Owner, have been, beneficially owned by the stockholder(s) of record making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of record of the Shares, and (ii) fully transferable and not be subject to any liens or other encumbrances.  In certain cases, the Company may ask the Requesting Party to provide evidence satisfactory to the Company, in its sole discretion, that the Shares requested for repurchase are free from liens and other encumbrances.  If the Company determines that a lien or other encumbrance exists against the Shares, the Company shall have no obligation to repurchase, and shall not repurchase, any of the Shares subject to the lien or other encumbrance.

(c)                                  Time of Repurchase.  The Company shall make repurchases of Shares under this Repurchase Program on or about the last business day of each calendar month or any other business day that may be established by the Board (the “Repurchase Date”).  As soon as reasonably practicable following the date of each monthly repurchase hereunder, the Company shall send to the applicable Requesting Party all cash proceeds resulting from the repurchase of the stockholder’s Shares.

(d)                                 Withdrawal of Repurchase Request.  In the event a Requesting Party wishes to withdraw his, her or its repurchase request to have Shares repurchased under this Repurchase Program, he, she or it shall provide the Company with a written request of withdrawal.  The Company will not repurchase Shares so long as the Company receives the written request of withdrawal at least five (5) days prior to the Repurchase Date.

(e)                                  Ineffective Withdrawal.  In the event the Company receives a written notice of withdrawal, as described in Section 4(d), from a Requesting Party less than five (5) days prior to the Repurchase Date, the notice of withdrawal shall not be effective with respect to the Shares repurchased, but shall be effective with respect to any of the Shares not repurchased.  The Company shall provide the Requesting Party with prompt written notice of the ineffectiveness or partial ineffectiveness of the written notice of withdrawal.

5.                                       Treatment of Repurchased Shares.  All Shares repurchased by the Company pursuant to this Repurchase Program shall be cancelled and shall have the status of authorized but unissued shares.

6.                                       Termination of Repurchase Program.  This Repurchase Program shall be suspended or terminated, as the case may be, and the Company shall not accept Shares for repurchase upon the occurrence of any of the following:

(a)                                  This Repurchase Program shall immediately terminate, without further action by the Board or any notice to the Company’s stockholders, in the event the Shares are approved for listing on any national securities exchange.

(b)                                 This Repurchase Program may be suspended (in whole or in part) or terminated at any time by the Board, in its sole discretion.

7.                                       Amendment; Rejection of Requests.  Notwithstanding anything to the contrary herein, this Repurchase Program may be amended, in whole or in part, by the Board, in its sole discretion, at any time or from time to time.  Further, the Board reserves the right in its sole discretion at any time and from time to time to reject any requests for repurchases.

8.                                       Miscellaneous.

(a)                                  Notice.  In the event of any amendment, suspension or termination of this Repurchase Program pursuant to Section 6(b) or Section 7 hereof, as the case may be, the Company shall provide written notice to its stockholders at least thirty (30) days prior to the effective date of the amendment, suspension or termination.  In addition, the Company shall disclose the amendment, suspension or termination in a report filed by the Company with the Securities and Exchange Commission on either Form 8-K, Form 10-Q or Form 10-K, or any successor forms, as appropriate.

(b)                                 Liability.  Subject to the limitations contained in the Company’s articles of incorporation, as amended, neither the Company nor DST shall have any liability to any stockholder for the value of the Shares presented for repurchase, the repurchase price of the Shares or for any damages resulting from the presentation of Shares for repurchase or the repurchase of Shares under this Repurchase Program or from the Company’s determination not to repurchase Shares under the Repurchase Program, except as a result of the Company’s or DST’s negligence, misconduct or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities laws.

(c)                                  Taxes.  Stockholders shall have sole responsibility and liability for the payment of all taxes, assessments and other applicable obligations resulting from the repurchase of Shares pursuant to this Repurchase Program and neither the Company nor DST shall have any such responsibility or liability.

(d)                                 Administration and Costs.  DST shall perform all recordkeeping and other administrative functions involved in operating and maintaining the Repurchase Program.  The Company shall bear all costs involved in organizing, administering and maintaining the Repurchase Program.  No fees will be paid to the Company’s sponsor, its business manager, its directors or any of their affiliates in connection with the repurchase of shares by the Company pursuant to this Repurchase Program.